                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of November 1, 1996, by and between CIBER, INC., a Delaware corporation ("Corporation"), and RICHARD A. MONTONI ("Officer").

                                     RECITAL

     Corporation desires to employ Officer as its Executive Vice President and Chief Financial Officer, and Officer is willing to accept such employment by Corporation, on the terms and subject to the conditions set forth in this Agreement.

                                    AGREEMENT

     THE PARTIES AGREE AS FOLLOWS:

     1. DUTIES. Officer agrees to be employed by and to serve Corporation as its Executive Vice President and Chief Financial Officer, and Corporation agrees to employ and retain Officer in such capacity. Officer shall devote all of his business time, energy and skill to the affairs of Corporation. Officer shall have powers and duties commensurate with his position as Executive Vice President and Chief Financial Officer of Corporation. Officer shall comply with the general management policies of Corporation as announced from time to time. Officer's principal place of business with respect to his services to Corporation shall be within twenty (20) miles of the central business district of Denver, Colorado, although Officer shall be required at various times to travel as part of his duties.

     2.  TERM OF EMPLOYMENT.

         2.1 BASIC TERM. The initial term of employment of Officer by Corporation shall be from the date of this Agreement through June 30, 1998, unless terminated earlier pursuant to this Agreement. This Agreement shall renew automatically for a period of one year on July 1, 1998 and on each subsequent anniversary date thereof, subject to the termination provisions hereof.

     3.  SALARY, BENEFITS AND BONUS COMPENSATION.

         3.1 BASE SALARY. Corporation agrees to pay to Officer initially a "Base Salary" of $250,000.00 per annum payable in twenty-six (26) equal biweekly installments. In the absence of and until any salary determination by the Board, Officer's Base Salary for a particular fiscal year shall be identical to Officer's Base Salary in effect on June 30th of the immediately preceding fiscal year. In no event shall Officer's Base Salary be less than $250,000.00 per annum.

         3.2 TRANSITION PAYMENT. Corporation agrees to pay Officer $25,000 upon Officer's execution of this Agreement.


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         3.3  BONUSES.  Officer shall be eligible to receive the bonuses described below. All such bonuses shall be determined and shall be payable within seventy-five (75) days after the end of the fiscal year to which such bonus relates.

              3.3.1 1997 BONUS. Officer shall receive a bonus of $75,000 upon completion of the fiscal year ending June 30, 1997.

              3.3.2 1998 AND SUBSEQUENT YEARS BONUS. Beginning with the fiscal year ending June 30, 1998, Officer shall be eligible to receive a bonus pursuant to this Section 3.3.2 for each full fiscal year of Corporation completed during the term of Officer's employment. Initially, the actual amount of such bonus shall be one percent (1%) of the increase in Corporation's "Net Income" for the fiscal year to which such bonus relates over Corporation's Net Income for the prior fiscal year. The term "Net Income" shall mean Corporation's after-tax net income as reported on its annual financial statements, without giving effect to the bonus or any similar bonuses provided for in employment agreements between Corporation and other executive officers of Corporation. Such bonus shall be subject to modification for each fiscal year or portion thereof after fiscal year 1998 as determined in the sole discretion of the Board of Directors.

         3.4 ADDITIONAL BENEFITS. During the term of his employment, Officer shall be entitled to the following fringe benefits:

              3.4.1 OFFICER BENEFITS. Officer shall be eligible to participate in such of Corporation's benefit and compensation plans as may be generally available to executive officers of Corporation, including, without limitation, profit sharing, employee stock purchase plans, medical, dental, health and annual physical examination plans, life and disability insurance plans, financial planning and retirement programs, according to their terms. All such benefit plans may be amended or discontinued in the sole discretion of Corporation.

              3.4.2 BUSINESS EXPENSES. Corporation shall reimburse Officer for all reasonable and necessary expenses incurred in carrying out his duties under this Agreement, including travel and entertainment expenses. Officer shall present monthly to Corporation an itemized account of such expenses in such form as may be required by Corporation.

              3.4.3 CLUBS. Corporation shall pay all initiation fees and dues charged by Glenmoor Country Club and for such additional organizations, if any, as shall be approved by the Chief Executive Officer or the Chairman of the Compensation Committee of Corporation.

              3.4.4 VACATION. Officer shall be entitled to vacation time generally available to executive officers of Corporation during which vacation time his compensation shall be paid in full.

              3.4.5 LIFE INSURANCE. Upon Officer passing any required physical examination, Corporation shall at its expense procure and keep in effect an unrated insurance policy or policies on the life of Officer in an amount of not less than $1,000,000, payable to such beneficiaries as Officer may from time to time designate. To the extent the


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Corporation maintains "key man" life insurance on the life of Officer of at least $1,000,000, the Corporation may utilize such insurance to discharge the obligation set forth in the preceding sentence. Such policies shall be owned by Corporation. Officer shall cooperate in the obtaining of all such insurance policies as Corporation may desire to apply for and own for its own purposes. This insurance is in addition to any group life coverage which may be provided to Officer by Corporation.

              3.4.6 DEFERRED COMPENSATION. Officer shall be entitled to participate in a deferred compensation plan pursuant to and subject to the terms and conditions set forth in Exhibit A attached hereto.

         3.5 OPTION TO ACQUIRE COMMON STOCK. Officer shall be granted an option, pursuant to and subject to the terms and conditions of Corporation's Non-qualified Stock Option Plan and Equity Incentive Plan (the "Equity Incentive Plan") and the option agreement attached hereto as Exhibit B (the "Option Agreement") to purchase 50,000 shares of Corporation's Common Stock at an exercise price equal to the fair market value of the common stock on the date of this Agreement, such options to be incentive stock options to the extent permissible under Section 422 of the Internal Revenue Code. Any further options shall be granted at the sole discretion of the Corporation's Board of Directors.

     4.  TERMINATION OF EMPLOYMENT.

         4.1 TERMINATION FOR CAUSE. Termination for Cause (as defined below) of Officer's employment may be effected by Corporation at any time without liability except as specifically set forth in this Subsection. The termination shall be effected by written notification to Officer and shall be effective as of the time set forth in such notice. At the effective time of a Termination for Cause, Officer immediately shall be paid all accrued Base Salary and any reasonable and necessary business expenses incurred by Officer in connection with his duties hereunder, all to the date of termination. In addition, Officer shall be entitled to benefits under any benefit plans of Corporation in which Officer is a participant to the full extent of Officer's rights under such plans.

         4.2 TERMINATION OTHER THAN FOR CAUSE. Corporation may effect a Termination Other Than for Cause (as defined below) of Officer's employment at any time upon giving written notice to Officer of such termination and without liability except as specifically set forth in this Subsection. The termination shall be effective as of the time set forth in such notice. At the effective time of any Termination Other Than for Cause, Officer shall immediately be paid all accrued Base Salary, unpaid bonus compensation and any reasonable and necessary business expenses incurred by Officer in connection with his duties hereunder, all to the effective time of termination. Unpaid bonus compensation for the purposes of this Section 4 shall be pro rated based on the number of full calendar months of Officer's employment during the fiscal year in which termination occurs. In addition, Officer shall be paid, in biweekly or monthly installments, at Corporation's option, 100% of his Base Salary for an additional 12 months. Officer shall also be entitled to benefits under any benefit plans of Corporation in which Officer is a participant to the full extent of Officer's rights under such plans, and Corporation shall pay Officer's medical, life and disability insurance premiums under Corporation's plans (or shall pay Officer a sum in cash, not to exceed $1,000.00 per month, to pay private plan premiums for coverage substantially the same as Corporation's) for the first 12 months following termination.


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         4.3  TERMINATION BY REASON OF DISABILITY.  If Officer, in the
reasonable judgment of the Board of Directors of Corporation, has failed to perform his duties under this Agreement on account of illness or physical or mental incapacity, and such illness or incapacity continues for a period of more than six (6) months, then the question of whether Officer's illness or incapacity is reasonably likely to continue shall be submitted to Corporation's or, if disability insurance is maintained by Officer, Officer's disability insurance carrier for determination. In the event such insurance carrier determines that Officer is subject to such an illness or incapacity, Corporation shall have the right to terminate Officer's employment ("Termination for Disability") by written notification to Officer and payment to Officer of all accrued Base Salary, unpaid bonus compensation (prorated as provided in Section 4.2) and any reasonable and necessary business expenses incurred by Officer in connection with his duties hereunder, all to the date of termination. Officer shall also be entitled to benefits under any benefit plans in which Officer is a participant, including disability benefits which may be provided pursuant to Section 3.4.1, to the full extent of Officer's rights under such plans. In addition, Corporation shall pay Officer's medical, life and disability insurance premiums under Corporation's plans (or shall pay Officer a sum in cash, not to exceed $1,000.00 per month, to pay private plan premiums for coverage substantially the same as Corporation's) for the first 12 months following termination.

         4.4 DEATH. In the event of Officer's death during the term of employment, Officer's employment shall be deemed to have terminated as of the last day of the month during which his death occurs, and Corporation shall pay promptly to his estate (a) all accrued Base Salary, unpaid bonus compensation (as defined in Section 4.2) and any reasonable and necessary business expenses incurred by Officer in connection with his duties hereunder, all to the date of termination, and proceeds from insurance policies as provided in Section 3.4.5 and (b) 50% of Officer's Base Salary payable in twenty-four (24) equal monthly installments to begin on the effective day of termination. Officer's estate shall also be entitled to benefits under any benefit plans of Corporation in which Officer is a participant to the full extent of Officer's rights under such plans.

         4.5 VOLUNTARY TERMINATION. In the event of a Voluntary Termination (as defined below) by Officer, Corporation shall immediately pay all accrued Base Salary and any reasonable and necessary business expenses incurred by Officer in connection with his duties hereunder, all to the date of termination.

         4.6 TERMINATION UPON A CHANGE IN CONTROL. In the event of a Termination Upon a Change in Control (as defined below), Officer shall immediately be paid all accrued Base Salary, unpaid bonus compensation (as defined in Section 4.2) and any reasonable and necessary business expenses incurred by Officer in connection with his duties hereunder, all to the date of termination. In addition, Officer shall be paid, in biweekly or monthly payments, at Corporation's option, 100% of his Base Salary for an additional 24 months plus an amount equal to the bonus received by Officer for the two years preceding the year in which termination occurs. Officer shall also be entitled to benefits under any benefit plans of Corporation in which Officer is a participant to the full extent of Officer's rights under such plans, and Corporation shall pay Officer's medical, life and disability insurance premiums under Corporation's plans (or shall pay Officer a sum in cash, not to exceed $1,000.00 per month, to pay private plan premiums for coverage substantially the same as Corporation's) for the first 24 months following termination. Notwithstanding the foregoing, solely in the event of a Termination Upon a Change in Control, the aggregate amount of severance compensation paid to the Officer under this


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Agreement or otherwise shall not include any amount that the Corporation is prohibited from deducting for federal income tax purposes by virtue of
Section 280G of the Internal Revenue Code or any successor provision.

         4.7 OTHER BENEFITS. Nothing in this Article 4 shall be deemed to limit or restrict any right or benefit of Officer under Corporation's Certificate of Incorporation, Bylaws or other documents or agreements of the Corporation applicable to Officer.

     5.  PROTECTION OF CORPORATION'S BUSINESS.

         5.1 NO COMPETITION. Officer shall not, for eighteen (18) months following the termination of his employment, work as an employee or independent contractor or become an investor or lender of any business, corporation, partnership or other entity engaged in a Competing Business. A "Competing Business" is a business which Corporation has engaged in, or has actively investigated engaging in, at any time during the twenty-four (24) months prior to the termination of Officer's employment in which Officer had responsibility to manage, direct or supervise.

         5.2  NO SOLICITATION OF CLIENTS.  Officer shall not, for eighteen
(18) months following the termination of his employment (unless Corporation grants him written authorization): (a) call upon, cause to be called upon, solicit or assist in the solicitation of, any client or potential client of Corporation for the purpose of selling, renting or supplying any product or service competitive with the products or services of Corporation; or (b) provide any product or services to any client or potential client of Corporation which is competitive with the products or services of Corporation. Any individual, governmental authority, corporation, partnership or other entity to whom Corporation has provided services or products at any time prior to or during Officer's employment or to whom Corporation has made one or more sales or sales calls during the eighteen (18) month period preceding the date of termination of Officer's employment shall be deemed a client or potential client.

         5.3 NO HIRE OF OTHER EMPLOYEES OR CONTRACTORS. Officer shall not, for a period of eighteen (18) months following the termination of his employment, employ, engage or seek to employ or engage any individual or entity, on behalf of Officer or any entity (including a client of Corporation), who was or is employed or engaged by Corporation.

     6.  CONFIDENTIALITY.

         6.1 CONFIDENTIAL INFORMATION AND MATERIALS. All of the Confidential Information and Materials, as defined herein, are and shall continue to be the exclusive confidential property and trade secrets of Corporation. Confidential Information and Materials have been or will be disclosed to Officer solely by virtue of his employment with Corporation and solely for the purpose of assisting him in performing his duties for Corporation. "Confidential Information and Materials" refers to all information belonging to or used by Corporation or Corporation's clients relating to internal operations, procedures and policies, finances, income, profits, business strategies, pricing, billing information, compensation and other personnel information, client contacts, sales lists, employee lists, technology, software source codes, programs, costs, marketing plans, developmental plans, computer programs, computer systems, inventions, developments, personnel manuals, computer program manuals, programs and system


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designs, and trade secrets of every kind and character, whether or not they constitute a trade secret under applicable law and whether developed by Officer during or after business hours.

         6.2 NON-DISCLOSURE AND NON-USE. Officer may use Confidential Information and Material while an employee of Corporation and in the course of that employment to the extent deemed necessary by Corporation for the performance of Officer's responsibilities. Such permission expires upon termination of his employment with Corporation or on notice from Corporation. Officer shall not, either during or after his employment with Corporation, disclose any Confidential Information or Materials to any person, firm, corporation, association or other entity for any reason or purpose unless expressly permitted by Corporation in writing. Officer shall not use, in any manner other than to further Corporation's business, any Confidential Information or Materials of Corporation. Upon termination of his employment, Officer shall immediately return all Confidential Information or Materials or other property of Corporation or its clients or potential clients in his possession or control.

     7.  DEFINITIONS.

         7.1 DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

              7.1.1 "Termination for Cause" shall mean termination by Corporation of Officer's employment by Corporation by reason of Officer's willful dishonesty towards, fraud upon or deliberate injury or attempted injury to Corporation, by reason of Officer's material breach of this Agreement, or by reason of other material good cause.

              7.1.2 "Termination Other Than for Cause" shall mean termination by Corporation of Officer's employment by Corporation other than a Termination for Cause, Termination Upon Change in Control, Termination for Disability, or for any or no reason.

              7.1.3 "Termination Upon a Change in Control" shall mean a termination (whether voluntary or involuntary) of Officer's employment with Corporation or any successor thereto within ninety (90) days from the date on which either of the following occurs: (a) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the "1934 Act")), other than Bobby G. Stevenson or a trustee or other fiduciary holding securities under an employee benefit plan of Corporation, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934
Act), directly or indirectly, of more than twenty percent (20%) of the then outstanding voting stock of Corporation; or (b) at any time during any period of three consecutive years (not including any period prior to the Effective
Date), individuals who at the beginning of such period constitute the Board (and any new director whose election by the Board or whose nomination for election by Corporation's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or (c) the stockholders of Corporation approve a merger or consolidation of Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of Corporation or such surviving entity


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outstanding immediately after such merger or consolidation, or the stockholders approve a plan of complete liquidation of Corporation or an agreement for the sale or disposition by Corporation of all or substantially all of Corporation's assets.

              7.1.4 "Voluntary Termination" shall mean termination by Officer of Officer's employment with Corporation, but shall not include (i) constructive termination by Corporation by reason of material breach of this Agreement by Corporation; (ii) Termination Upon a Change in Control; and
(iii) termination by reason of Officer's death or disability as described in Subsections 4.3 and 4.4. Voluntary Termination shall include a termination by Corporation after its receipt of a notice of an otherwise Voluntary Termination from Officer.

     8.  REMEDIES.

         8.1  LIQUIDATED DAMAGES.

              8.1.1 If Officer violates Subsection 5.1, Officer shall pay to Corporation the sum of $100,000.00 as liquidated damages to compensate Corporation for its lost investment of money for recruitment, training, cost of replacement, lost revenues and other damages due to the likely disruption of the operation of Corporation's business.

              8.1.2 If Officer violates Subsection 5.2, Officer shall pay to Corporation as liquidated damages the greater of Corporation's gross billings to the client to which products or services are supplied in violation of Subsection 5.2 during the year immediately prior to the first improper solicitation or $12,500.00, to compensate Corporation for its lost revenue, client development expenses and other damages.

              8.1.3 If Officer violates Subsection 5.3, Officer shall pay to Corporation as liquidated damages, in compensation for its recruitment and training costs, lost revenues and other damages, the following sums for each employee or independent contractor hired or engaged in violation of Subsection 5.3:

          EMPLOYEE OR INDEPENDENT CONTRACTOR                       AMOUNT
          ----------------------------------                      --------
          Vice-President or other officer                         $100,000
          Other Manager or Recruiter                              $ 50,000
          Marketer or other sales personnel                       $ 50,000
          Programmers or other billable personnel                 $ 12,500
          Other office staff                                      $  5,000

              8.1.4 Officer and Corporation have carefully considered the issue of liquidated damages and after negotiation agree that they are a reasonable compromise after attempting to estimate what the actual damages would be and assessing the risk of collection.

              8.1.5 Officer authorizes Corporation to disclose the terms of Sections 5, 6 and 8 of this Agreement to any subsequent employer or client of Officer.


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         8.2  EQUITABLE REMEDIES.  The service rendered by Officer to
Corporation and the information disclosed to Officer during his employment are of a unique and special character, and any breach of Sections 5 or 6 hereof will cause Corporation irreparable injury and damage which will be extremely difficult to quantify. Although the parties have agreed on liquidated damages for some of the potential breaches by Officer, they agree that because of the risk of collection and intangibles which are impossible to measure, Corporation will be entitled to, in addition to all other remedies available to it, injunctive relief to prevent a breach and to secure the enforcement of all provisions of Sections 5 and 6. Officer represents his experience and knowledge will enable him to earn an adequate living in a non-competitive business and that the injunctive relief will not prevent him from providing for himself and his family. Injunctive relief may be granted immediately upon the commencement of any such action without notice to Officer, WHICH NOTICE OFFICER SPECIFICALLY WAIVES.

         8.3 COSTS. If litigation is brought to enforce or interpret any provision contained herein, the court shall award reasonable attorneys' fees and disbursements to the prevailing party as determined by the court.

         8.4 SEVERABILITY. THE PARTIES HAVE CAREFULLY CONSIDERED ALL OF SECTIONS 5, 6 AND 8 AND AGREE THAT THEY REPRESENT A PROPER BALANCING OF THEIR INTERESTS AND WILL NOT PREVENT OFFICER FROM EARNING A LIVING AFTER TERMINATION OF HIS EMPLOYMENT. It is the express intent of the parties hereto that the obligations of, and restrictions on, the parties as provided in Sections 5 and 6 shall be enforced and given effect to the fullest extent legally permissible. If, in any judicial proceeding, a court shall refuse to enforce one or more of the covenants or agreements contained in this Agreement because the duration thereof is too long, the scope thereof is too broad or some other reason, for the purpose of such proceeding, the court may reduce such duration or scope to the extent necessary to permit the enforcement of such obligations and restrictions.

     9.  MISCELLANEOUS.

         9.1 PAYMENT OBLIGATIONS. Corporation's obligation to pay Officer the compensation provided herein is subject to the condition precedent that Officer perform his obligations; provided, however, Officer shall have no obligation whatsoever to mitigate damages hereunder in the event of a Termination Other Than for Cause.

         9.2 DIRECTORS' AND OFFICERS' INSURANCE. Corporation shall use its best efforts to obtain coverage for Officer under any insurance policy now in force or hereafter obtained during the term of this Agreement insuring officers and directors of Corporation for liability incurred by reason of the fact that Officer is or was a director or officer of Corporation or, while serving as a director or officer of Corporation, he is or was serving at the request of Corporation as a director, officer, partner or trustee of, or in any similar managerial or fiduciary position of, or as an employee or agent of, another corporation, partnership, joint venture, trust, association, or other entity.

         9.3 WAIVER. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.


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         9.4  ENTIRE AGREEMENT; MODIFICATIONS.  This Agreement represents the entire understanding between the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof, including, without limitation, any understandings, agreements or obligations respecting any past or future compensation, bonuses, reimbursements or other payments to Officer from Corporation. All modifications to this Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

         9.5 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery, or first-class mail, certified or registered with return receipt requested, or by commercial overnight courier or by fax and shall be deemed to have been duly given upon hand delivery, three (3) days after mailing, the first business day following delivery to a commercial overnight courier or upon receipt of a fax, addressed as follows:

     If to Corporation:

         CIBER, INC.
         5251 DTC Parkway, #1400
         Englewood, Colorado 80111
         Attention:  Bobby G. Stevenson

    With a copy to:

         John McCabe, Esq.
         Davis, Graham & Stubbs LLP
         370 Seventeenth Street
         Post Office Box 185
         Denver, Colorado 80201-0185

     If to Officer:

         Richard A. Montoni
         5251 DTC Parkway, #1400
         Englewood, Colorado 80111

Any party may change such party's address for notices by notice given pursuant to this Section 9.5.

         9.6 HEADINGS. The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

         9.7 GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without application of its conflict of laws rules. Officer hereby submits to the exclusive jurisdiction and venue of the District Court of the State of Colorado for the City and County of Denver or the United States District Court for the District of Colorado for purposes of any legal action. Officer


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agrees that service upon Officer in any such action may be made by first-class mail, certified or registered, in the manner provided for delivery of notices in Section 9.5.

         9.8 SEVERABILITY. Should a court or other body of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and all other provisions of the Agreement shall be deemed valid and enforceable to the extent possible.

         9.9 SURVIVAL OF CORPORATION'S OBLIGATIONS. Corporation's obligations hereunder shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business or similar event relating to Corporation. This Agreement shall not be terminated by any merger or consolidation or other reorganization of Corporation. In the event any such merger, consolidation or reorganization shall be accomplished by transfer of stock or by transfer of assets or otherwise, the provisions of this Agreement shall be binding upon and inure to the benefit of the surviving or resulting corporation or person. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that except as provided in this Subsection, this Agreement shall not be assignable either by Corporation or by Officer.

        9.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

        9.11 WITHHOLDINGS. All compensation and benefits to Officer hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law. Corporation may withhold amounts due it from Officer from amounts due under this Agreement to Officer.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

OFFICER                                CIBER, INC., a Delaware corporation


                                       By:
--------------------------------          ------------------------------------
Richard A. Montoni                        Mac J. Slingerlend, President




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